EXHIBIT 5.1

April 7, 2005

First Busey Corporation
201 W. Main Street
Urbana, Illinois 61801

Re:

First Busey Corporation
Registration Statement on Form S-4

Ladies and Gentlemen:

     We have acted as counsel for First Busey Corporation, a Nevada corporation (“First Busey”) in connection with the proposed issuance of shares of First Busey’s common stock, no par value (the “Shares”) in connection with merger of a wholly-owned subsidiary of First Busey with and into Tarpon Coast Bancorp, Inc., a Florida corporation.

     As such counsel, we have examined such corporate records and other documents and matters of law as we have deemed necessary in order to enable us to express the opinion hereinafter set forth, including, without limitation, First Busey’s registration statement on Form S-4 (the “Registration Statement”) which is being filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933 on the date hereof.

     Based on the foregoing, we are of the opinion that, upon issuance of the Shares for the consideration stated in the proxy statement-prospectus constituting a part of the above-mentioned Registration Statement, and as otherwise contemplated by such Registration Statement and the merger agreement referred to therein, the Shares will be legally issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name and to the reference to our firm in said Registration Statement.

Respectfully submitted,

/s/ Chapman and Cutler LLP